Exhibit 99.2
AMERICAN FINANCIAL REALTY TRUST
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and December 31, 2004
(In thousands, except share and per share data)

	December 31,

	2005	2004

Assets:
Real estate investments, at cost:
Land	$475,457	$415,852
Land held for development	24,563	—
Buildings and improvements	2,645,618	2,280,971
Equipment and fixtures	401,661	352,737
Leasehold interests	9,579	4,972

Total real estate investments, at cost	3,556,878	3,054,532
Less accumulated depreciation	(260,852)	(147,478)

Total real estate investments, net	3,296,026	2,907,054
Cash and cash equivalents	110,245	110,607
Restricted cash	73,535	59,905
Marketable investments and accrued interest	3,353	24,272
Tenant and other receivables, net	51,435	34,667
Prepaid expenses and other assets	37,789	65,551
Assets held for sale	341,338	101,827
Intangible assets, net of accumulated amortization of $64,369 and $25,749	642,467	590,341
Deferred costs, net of accumulated amortization of $13,179 and $7,637	67,388	57,623

Total assets	$4,623,576	$3,951,847

Liabilities and Shareholders’ Equity:
Mortgage notes payable	$2,467,596	$2,008,554
Credit facilities	171,265	270,000
Convertible notes, net	446,134	445,926
Accounts payable	4,350	4,947
Accrued interest expense	19,484	24,510
Accrued expenses and other liabilities	55,938	60,098
Dividends and distributions payable	35,693	29,805
Below-market lease liabilities, net of accumulated amortization of $8,912 and $3,396	67,613	59,232
Deferred revenue	150,771	105,745
Liabilities related to assets held for sale	243,665	7,972

Total liabilities	3,662,509	3,016,789

Minority interest	53,224	65,099
Shareholders’ equity:
Preferred shares, 100,000,000 shares authorized at $0.001 per share, no shares issued and outstanding at December 31, 2005 and 2004, respectively	—	—
Common shares, 500,000,000 shares authorized at $0.001 per share, 128,712,181 and 111,001,935 issued and outstanding at December 31, 2005 and 2004, respectively	129	111
Capital contributed in excess of par	1,384,500	1,130,034
Deferred equity compensation	(12,852)	(16,518)
Accumulated deficit	(457,313)	(229,380)
Accumulated other comprehensive loss	(6,621)	(14,288)

Total shareholders’ equity	907,843	869,959

Total liabilities and shareholders’ equity	$4,623,576	$3,951,847

See accompanying notes to consolidated financial statements.

AMERICAN FINANCIAL REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2005, 2004 and 2003
(In thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003
Revenues:
Rental income	$251,531	$160,001	$83,917
Operating expense reimbursements	172,581	88,298	29,084
Interest and other income, net	5,223	3,170	4,321

Total revenues	429,335	251,469	117,322

Expenses:
Property operating	221,688	117,609	42,335
Property writedown — hurricane	949	—	—
Property damage recoverable — hurricane	(949)	—	—
Marketing, general and administrative	24,144	23,888	16,350
Broken deal costs	1,220	227	—
Amortization of deferred equity compensation	10,411	9,078	3,361
Outperformance plan — cash component	—	—	2,014
Outperformance plan — contingent restricted share component	—	(5,238)	5,238
Severance and related accelerated amortization of deferred compensation	4,503	1,857	—
Interest expense on mortgages and other debt	125,507	72,252	28,164
Depreciation and amortization	132,393	79,438	42,318

Total expenses	519,866	299,111	139,780

Loss before net gain on sale of land and minority interest in a property, net interest income on residential mortgage-backed securities, net loss on investments, minority interest and discontinued operations	(90,531)	(47,642)	(22,458)
Gain on sale of land and minority interest in a property, net	1,596	80	—
Interest income from residential mortgage-backed securities, net of interest expense on reverse repurchase agreements of $4,355 for the year ended December 31, 2003	—	—	4,661
Net loss on investments	(530)	(409)	(9,239)

Loss from continuing operations before minority interest	(89,465)	(47,971)	(27,036)
Minority interest	2,015	1,823	1,939

Loss from continuing operations	(87,450)	(46,148)	(25,097)

Discontinued operations:
Loss from operations before yield maintenance fees, net of minority interest of $3,031, $127 and $97 for the years ended December 31, 2005, 2004 and 2003, respectively	(25,792)	(1,579)	(2,132)
Yield maintenance fees, net of minority interest of $16 and $103 for the years ended December 31, 2005 and 2004, respectively	(567)	(3,060)	—
Net gains on disposals, net of minority interest of $562, $935 and $382 for the years ended December 31, 2005, 2004 and 2003, respectively; net of income taxes	20,194	28,542	8,407

Income from discontinued operations	(6,165)	23,903	6,275

Net loss	$(93,615)	$(22,245)	$(18,822)

Basic and diluted income (loss) per share:
From continuing operations	$(0.73)	$(0.44)	$(0.35)
From discontinued operations	(0.05)	0.22	0.09

Total basic and diluted loss per share	$(0.78)	$(0.22)	$(0.26)

See accompanying notes to consolidated financial statements.

AMERICAN FINANCIAL REALTY TRUST
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND
COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2005, 2004 and 2003
(In thousands, except share and per share data)

			Capital		Retained	Accumulated
	Shares of	Common	Contributed		Earnings	Other
	Beneficial	Shares at	in Excess of	Deferred	(Accumulated	Comprehensive
	Interest	Par	Par	Compensation	Deficit)	Income (Loss)	Total

Balance, December 31, 2002	42,498,008	$42	$343,389	$(1,885)	$(406)	(4,478)	$336,662
Net loss	—	—	—	—	(18,822)	—	(18,822)
Other comprehensive income (loss):
Reclassification adjustment for losses reclassified into operations	—	—	—	—	—	9,497	9,497
Unrealized loss on derivatives	—	—	—	—	—	(19,360)	(19,360)
Unrealized loss on available for sale securities	—	—	—	—	—	(115)	(115)
Minority interest allocation	—	—	—	—	—	236	236

Total comprehensive loss	—	—	—	—	—	—	(28,564)

Issuance of common shares, net of expenses	64,143,564	64	740,832	—	—	—	740,896
Exercised options of common shares	37,812	—	378	—	—	—	378
Conversion of Operating Partnership units into common shares	28,333	—	196	—	—	—	196
Dividends declared at $1.00 per share	—	—	—	—	(75,329)	—	(75,329)
Issuance of restricted shares	1,388,500	2	17,766	(17,768)	—	—	—
Amortization of deferred equity compensation	—	—	—	3,362	—	—	3,362

Balance, December 31, 2003	108,096,217	108	1,102,561	(16,291)	(94,557)	(14,220)	977,601
Net loss	—	—	—	—	(22,245)	—	(22,245)
Other comprehensive income (loss):
Reclassification adjustment for losses reclassified into operations	—	—	—	—	—	2,034	2,034
Unrealized loss on derivatives	—	—	—	—	—	(1,436)	(1,436)
Unrealized loss on available for sale securities	—	—	—	—	—	(438)	(438)
Minority interest allocation	—	—	—	—	—	(228)	(228)

Total comprehensive loss	—	—	—	—	—	—	(22,313)

Issuance of common shares, net of expenses	16,854	—	244	—	—	—	244
Exercised options of common shares	748,946	1	7,551	—	—	—	7,552
Conversion of Operating Partnership units into common shares	1,520,688	2	9,178	—	—	—	9,180
Dividends declared at $1.02 per share	—	—	—	—	(112,578)	—	(112,578)
Issuance of restricted shares	619,230	—	10,500	(10,500)	—	—	—
Amortization of deferred equity compensation	—	—	—	10,273	—	—	10,273

Balance, December 31, 2004	111,001,935	111	1,130,034	(16,518)	(229,380)	(14,288)	869,959
Net loss	—	—	—	—	(93,615)	—	(93,615)
Other comprehensive income (loss):
Reclassification adjustment for net losses reclassified into operations	—	—	—	—	—	3,303	3,303
Realized gain on derivatives	—	—	—	—	—	4,771	4,771
Unrealized loss on available for sale securities	—	—	—	—	—	(126)	(126)
Minority interest allocation	—	—	—	—	—	(281)	(281)

Total comprehensive loss	—	—	—	—	—	—	(85,948)

Issuance of common shares, net of expenses	16,767,385	16	242,825	—	—	—	242,841
Exercised options of common shares	186,524	1	1,862	—	—	—	1,863
Conversion of Operating Partnership units into common shares	185,755	—	6	—	—	—	6
Dividends declared at $1.08 per share	—	—	—	—	(134,318)	—	(134,318)
Issuance of restricted shares	570,582	1	9,773	(9,774)	—	—	—
Amortization of deferred equity compensation	—	—	—	13,440	—	—	13,440

Balance, December 31, 2005	128,712,181	$129	$1,384,500	$(12,852)	$(457,313)	$(6,621)	$907,843

See accompanying notes to consolidated financial statements.

AMERICAN FINANCIAL REALTY TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005, 2004 and 2003
(In thousands)

	Year Ended December 31,

	2005	2004	2003

Cash flows from operating activities:
Net loss	$(93,615)	$(22,245)	$(18,822)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	138,990	93,241	44,350
Minority interest	(4,500)	(1,118)	(1,654)
Amortization of leasehold interests and intangible assets	38,887	18,145	7,844
Amortization of above- and below-market leases	(120)	1,539	336
Amortization of deferred financing costs	12,656	5,006	4,474
Amortization of deferred compensation	13,440	10,273	3,361
Non-cash component of Outperformance Plan	—	(5,238)	5,238
Non-cash compensation charge	262	244	694
Impairment charges	3,581	4,060	1,551
Net gain on sales of properties and lease terminations	(23,006)	(30,076)	(11,459)
Net loss on sales of investments	530	409	9,239
Premium amortization on residential mortgage-backed securities	—	—	4,464
Leasing costs	(8,404)	(17,349)	—
Payments received from tenants for lease terminations	440	2,061	—
Decrease (increase) in operating assets:
Tenant and other receivables, net	(19,601)	(22,055)	(10,620)
Prepaid expenses and other assets	(81)	(16,466)	(533)
Increase (decrease) in operating liabilities:
Accounts payable	(709)	3,138	(647)
Accrued expenses and other liabilities	(10,469)	44,972	27,761
Deferred revenue and tenant security deposits	50,002	71,325	29,232

Net cash provided by operating activities	98,283	139,866	94,809

Cash flows from investing activities:
Payments for acquisitions of real estate investments, net of cash acquired	(806,951)	(2,006,703)	(1,273,916)
Capital expenditures and leasehold termination costs	(41,559)	(15,786)	(3,072)
Proceeds from sales of real estate and non-real estate assets	125,583	187,016	33,980
Proceeds from sale of minority interest in a property	—	58,974	—
Sales of residential mortgage-backed securities	—	—	939,621
Receipt of principal payments on residential mortgage-backed securities	—	—	172,622
Decrease (increase) in accrued interest income	(89)	99	7,612
Sales of marketable investments	21,240	52,880	76,766
Purchases of marketable investments	(570)	(10,131)	—

Net cash used in investing activities	(702,346)	(1,733,651)	(46,387)

Cash flows from financing activities:
Borrowing under (repayments of) reverse repurchase agreements	—	—	(1,053,529)
Repayments of mortgages, bridge notes payable and credit facilities	(594,063)	(274,398)	(935,411)
Increase in restricted cash	(16,045)	(31,707)	(11,654)
Proceeds from mortgages, bridge notes payable and credit facilities	1,108,652	1,531,425	1,460,341
Proceeds from issuance of convertible senior notes, net	—	434,030	—
Payments for deferred financing costs, net	(838)	(25,758)	(36,071)
Proceeds from common share issuances, net	244,442	7,552	741,274
Redemption of Operating Partnership units	(4,405)	(31,112)	—
Contributions by limited partners	353	—	—
Dividends and distributions	(134,395)	(116,799)	(63,056)

Net cash provided by financing activities	603,701	1,493,233	101,894

Increase (decrease) in cash and cash equivalents	(362)	(100,552)	150,316
Cash and cash equivalents, beginning of period	110,607	211,159	60,842

Cash and cash equivalents, end of period	$110,245	$110,607	$211,158

Supplemental cash flow and non-cash information:
Cash paid for interest	$166,533	$76,582	$22,573

Cash paid for income taxes	$24	$1,693	$1,796

Debt assumed in real estate acquisitions	$78,645	$48,072	$301,243

Operating Partnership units issued to acquire real estate	$—	$35,867	$6,938

Non-cash acquisition costs	$2,367	$—	$—

See accompanying notes to consolidated financial statements.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2005, 2004 and 2003
(In thousands, except share, per share, buildings and square feet data)

(1)	The Company
      American Financial Realty Trust (the Company) is a self-administered and self-managed real estate investment trust (REIT). The Company was formed as a Maryland REIT on May 23, 2002 to acquire and operate properties leased primarily to regulated financial institutions.
      The Company’s interest in its properties is held through its operating partnership, First States Group, L.P. (the Operating Partnership). The Company is the sole general partner of the Operating Partnership and held a 97.4% interest in the Operating Partnership as of December 31, 2005. There were 3,483,776 Operating Partnership units outstanding as of December 31, 2005.
      On September 10, 2002, AFR commenced operations upon completing a private placement of common shares of beneficial interest, and through its Operating Partnership, acquired substantially all of the assets, liabilities, and operations of American Financial Real Estate Group (AFREG or the Predecessor) in a business combination accounted for under Staff Accounting Bulletin Topic 5g with carryover basis for the portion of the net assets acquired from the majority shareholder/general partner and his affiliates and fair value for the remaining portion of the net assets acquired from all other investors (the Formation Transaction). AFREG was comprised of certain operating companies and real estate limited partnerships under the common control of Nicholas S. Schorsch, the Company’s President, Chief Executive Officer and Vice Chairman of the board of trustees, or members of his immediate family. Mr. Schorsch was the sole or majority shareholder in each of the operating companies acquired and the sole general partner in each of the real estate limited partnerships whose interests were acquired. In the case of each limited partnership, the general partner had sole discretionary authority over major decisions such as the acquisition, sale or refinancing of principal partnership assets. AFREG acquired corporate-owned real estate assets, primarily bank branches and office buildings from financial institutions, and owned and managed such assets principally under long-term, triple net leases.
      The Company operates in one segment, and focuses on acquiring, operating and leasing properties to regulated financial institutions. Rental income from Bank of America, N.A., State Street Corporation and Wachovia Bank, N.A., or their respective affiliates, represented the following percentages of total rental income for the respective periods:

	Year Ended
	December 31,

	2005	2004	2003

Bank of America, N.A.	32%	37%	49%
State Street Corporation	19%	24%	—
Wachovia Bank, N.A.	15%	14%	22%
      No other tenant represented more than 10% of rental income for the periods presented.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting
      The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b)	Principles of Consolidation
      The Company consolidates its accounts and the accounts of the majority-owned and controlled Operating Partnership and reflects the remaining interest in the Operating Partnership as minority interest. The Operating Partnership holds and consolidates its majority or controlling interests in the other partnerships and reflects the remaining ownership interests within minority interest.
      All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.
      In December 2003, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) No. 46R (FIN 46R), “Consolidation of Variable Interest Entities,” to replace Interpretation No. 46 (FIN 46) which was issued in January 2003. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and whether it should consolidate the entity. FIN 46R was applicable immediately to variable interest entities created after January 31, 2003 and as of the first interim period ending after March 15, 2004 to those created before February 1, 2003 and not already consolidated under FIN 46 in previously issued financial statements. The Company has adopted FIN 46R and analyzed the applicability of this interpretation to its structures. The Company acquired an interest in one variable interest entity during the year ended December 31, 2005 and includes the accounts of this entity in the consolidated financial statements as the Company is the primary beneficiary of this entity.

(c)	Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, investments in real estate, purchase price allocations and derivative financial instruments and hedging activities.

(d)	Reclassifications
      Certain amounts have been reclassified in the prior periods to conform to the current period presentation.

(e)	Real Estate Investments
      The Company records acquired real estate at cost. Depreciation is computed using the straightline method over the estimated useful life of 40 years for buildings, 5 to ten years for building equipment and fixtures, and the lesser of the useful life or the remaining lease term for tenant improvements and leasehold interests. Maintenance and repairs expenditures are charged to expense as incurred.

(f)	Impairment of Long Lived Assets
      The Company follows Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which establishes a single accounting model for the impairment or disposal of long-lived assets. SFAS No. 144 requires that the operations related to properties that have been sold or properties that are intended to be sold be presented as discontinued operations in the statement of operations for all periods presented, and properties intended to be sold to be designated as “held for sale” on the balance sheet.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company reviews the recoverability of the property’s carrying value, when circumstances indicate a possible impairment of the value of a property. The review of recoverability is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used and fair value less estimated cost to dispose for assets held for sale. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

(g)	Cash and Cash Equivalents
      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(h)	Restricted Cash
      Restricted cash includes amounts escrowed pursuant to mortgage agreements for insurance, taxes, repairs and maintenance, tenant improvements, interest, and debt service and amounts held as collateral under security and pledge agreements relating to leasehold interests.

(i)	Marketable Investments and Accrued Interest
      Marketable investments consist of shares in an institutional mutual fund that invests primarily in mortgage-backed securities. The Company has classified these investments as available-for-sale and recorded them at fair value. These short-term investments had a cost basis of $3,125 and $24,536 as of December 31, 2005 and 2004, respectively. The unrealized loss of $404 at December 31, 2004 is excluded from earnings and reported as a component of other comprehensive income (loss). These investments were sold during the year ended December 31, 2005. As of December 31, 2005 and 2004, $3,121 and $4,455 of these investments were pledged as collateral for obligations related to leasehold interest liabilities, respectively. Additionally, the Company has accrued interest income of $228 and $140 as of December 31, 2005 and 2004, respectively.
      The following table provides information regarding the sale of marketable investments:

	Year Ended December 31,

	2005	2004	2003

Gross proceeds from sales	$21,240	$52,880	$154,687
Gross realized gains	—	4	5	(1)
Gross realized losses	530	413	393	(1)

(1)	Excludes gross realized gains and losses related to residential mortgage-backed securities of $1,893 and $10,744, respectively, for the year ended December 31, 2003.

(j)	Residential Mortgage-Backed Securities
      The Company accounted for its residential mortgage-backed securities portfolio in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Residential mortgage-backed security transactions are recorded on the date the securities are purchased or sold. Residential mortgage-backed securities classified as available-for-sale are reported at fair value, with unrealized gains and temporary unrealized losses excluded from earnings and reported as accumulated

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
other comprehensive income (loss). Amortization of any premium or discount related to the purchase of securities is included as a component of interest income. Realized gains or losses on the sale of residential mortgage-backed securities are determined on the specific identification method and are included in net income as net gains or losses on sales of securities. Unrealized losses on residential mortgage-backed securities that are determined to be other than temporary are recognized in income.
      The Company invested in residential mortgage-backed securities during the year ended December 31, 2003. The Company’s investments were financed by entering into reverse repurchase agreements to leverage the overall return on capital invested in the portfolio. During the year ended December 31, 2003, the Company had interest income on residential mortgage-backed securities, net of expenses of $9,016 and interest expense on reverse repurchase agreements of $4,355. On May 21, 2003, the Company’s board of trustees approved the sale of these securities, the repayment of all borrowings under reverse repurchase agreements, and the termination of a related hedging arrangement. At December 31, 2005 and 2004, the Company held no residential mortgage-backed securities in a leveraged portfolio.

(k)	Tenant and Other Receivables
      Tenant and other receivables are primarily derived from the rental income that each tenant pays in accordance with the terms of its lease, which is recorded on a straightline basis over the initial term of the lease. Since many leases provide for rental increases at specified intervals, straightline basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that will only be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Tenant and other receivables also includes receivables related to tenant reimbursements for common area maintenance expenses and certain other recoverable expenses that are recognized as revenue in the period in which the related expenses are incurred.
      Tenant and other receivables are recorded net of the allowances for doubtful accounts. The Company continually reviews receivables related to rent, tenant reimbursements and unbilled rent receivables and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company increases the allowance for uncollectible accounts or records a direct write-off of the receivable in the consolidated statements of operations.
      During the fourth quarter of 2005, the Company discovered that rental income related to one master lease agreement was being straightlined for a period six months longer than the actual expiration. Had the Company recorded straightline rental income over the proper period, net loss would have been decreased by $467 and $455 for the years ended December 31, 2004 and 2003, respectively. The adjustments represent 2.1% and 2.4% of net loss and $0.00 and $0.01 of net loss per share for the years ended December 31, 2004 and 2003, respectively. The Company has evaluated, on both the qualitative and quantitative basis, the impact of this adjustment and concluded that it is not significant to the financial statements for the interim periods during and for the years ended December 31, 2005, 2004 and 2003. During the year ended December 31, 2005, the Company recorded $922 of additional rental income to adjust deferred straightline rent to the proper balance.

(l)	Prepaid Expenses and Other Assets
      The Company makes payments for certain expenses such as insurance and property taxes in advance of the period in which it receives the benefit. These payments are classified as prepaid expenses and amortized over the respective period of benefit relating to the contractual arrangement. The Company also escrows deposits related to pending acquisitions and financing arrangements, as required by a seller or lender, respectively. Prepaid acquisition costs represent a portion of the total purchase price of a property

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and are reclassified into real estate investments and related intangible assets, as appropriate, at the time the acquisition is completed. If such costs are related to an acquisition that will not be consummated and the deposit is not recoverable, the respective amounts are recorded as broken deal costs in the accompanying consolidated statements of operations. Costs prepaid in connection with securing financing for a property are reclassified into deferred costs at the time the transaction is completed.

(m)	Intangible Assets
      Pursuant to SFAS No. 141, “Business Combinations,” the Company follows the purchase method of accounting for all business combinations. To ensure that intangible assets acquired and liabilities assumed in a purchase method business combination should be recognized and reported apart from goodwill, the Company ensures that the applicable criteria specified in SFAS No. 141 are met.
      The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, buildings on an as-if vacant basis, equipment and tenant improvements. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Identifiable intangible assets include amounts allocated to acquired leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships.
      Above-market and below-market in-place lease values for properties acquired are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amount to be paid pursuant to each in-place lease and management’s estimate of the fair market lease rate for each such in-place lease, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.
      The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as-if vacant. Factors considered by management in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which primarily ranges from six to 18 months. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses.
      The aggregate value of intangibles related to customer relationships is measured based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the tenant. Characteristics considered by management in determining these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.
      The value of in-place leases is amortized to expense over the initial term of the respective leases, which range primarily from two to 20 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In making estimates of fair values for purposes of allocating purchase price, management utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.
      Intangible assets and acquired lease obligations consist of the following:

	December 31,

	2005	2004

Intangible assets:
In-place leases, net of accumulated amortization of $38,037 and $12,295	$315,685	$254,771
Customer relationships, net of accumulated amortization of $20,647 and $9,494	342,656	318,244
Above-market leases, net of accumulated amortization of $8,868 and $4,113	19,355	21,553
Goodwill	700	700
Amounts related to assets held for sale, net of accumulated amortization of $3,183 and $153	(35,929)	(4,927)

Total intangible assets	$642,467	$590,341

Intangible liabilities:
Below-market leases, net of accumulated amortization of $8,969 and $3,502	$67,790	$60,812
Amounts related to liabilities held for sale, net of accumulated amortization of $57 and $106	(177)	(1,580)

Total intangible liabilities	$67,613	$59,232

      The following table provides the weighted average amortization period as of December 31, 2005 for intangible assets and liabilities and the projected amortization expense for the next five years:

	Weighted
	Average
	Amortization
	Period	2006	2007	2008	2009	2010

In-place leases	15.2	$26,082	$25,121	$24,427	$23,578	$21,944
Customer relationships	36.7	10,871	10,871	10,827	10,784	10,750

Total to be included in depreciation and amortization expense		$36,953	$35,992	$35,254	$34,362	$32,694

Above-market lease assets	7.1	$(4,329)	$(4,275)	$(3,716)	$(2,856)	$(2,240)
Below-market lease liabilities	28.1	3,819	3,519	3,204	2,951	2,579

Total to be included in (deducted from) rental revenue		$(510)	$(756)	$(512)	$95	$339

      During the year ended December 31, 2005, the Company discovered that certain depreciable assets, primarily intangible assets, were being amortized over the improper useful lives within two real estate portfolios. Had the Company recorded amortization expense utilizing the proper useful lives, net loss would have been increased by $385 and $480 for the years ended December 31, 2004 and 2003, respectively. The adjustments represent 1.7% and 2.5% of net loss and $0.00 and $0.01 of net loss per share for the years ended December 31, 2004 and 2003, respectively. The Company has evaluated, on both the qualitative and quantitative basis, the impact of this adjustment and concluded that it is not significant to the financial statements for the interim periods during and for the years ended December 31, 2005, 2004 and 2003, respectively. During the year ended December 31, 2005, the Company recorded $865 of additional amortization expense to adjust accumulated amortization to the proper balances.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(n)	Deferred Costs
      The Company has deferred certain expenditures related to the leasing and financing of certain properties. Direct costs of leasing, including internally capitalized payroll costs associated with leasing activities, are deferred and amortized over the terms of the underlying leases. Direct costs of financings are deferred and amortized over the terms of the underlying financing agreements.
      Prior to 2005, the Company amortized deferred financing costs to interest expense on a straightline basis. During the year ended December 31, 2005, the Company changed its amortization methodology to an effective interest rate basis. Had the Company recorded amortization expense on an effective interest rate basis in prior years, net loss would have been increased by $467 and $41 for the years ended December 31, 2004 and 2003, respectively. The adjustments represent 2.1% and 0.2% of net loss and $0.00 and $0.00 of net loss per share for the years ended December 31, 2004 and 2003, respectively. The Company has evaluated, on both the qualitative and quantitative basis, the impact of this adjustment and concluded that it is not significant to the financial statements for the interim periods during and for the years ended December 31, 2005, 2004 and 2003, respectively. During the year ended December 31, 2005, the Company recorded $508 of additional interest expense to adjust net deferred costs to the proper balances.

(o)	Leasehold Interests
      Leasehold interest assets and liabilities are recorded based on the difference between the fair value of management’s estimate of the net present value of cash flows expected to be paid and earned from the subleases over the non-cancelable lease terms and any payments received in consideration for assuming the leasehold interests. Factors used in determining the net present value of cash flows include contractual rental amounts, costs of tenant improvements, costs of capital expenditures and contractual amounts due under the corresponding operating lease assumed. Amounts allocated to leasehold interests, based on their respective fair values, are amortized on a straightline basis over the remaining lease term.

(p)	Accounting for Derivative Financial Investments and Hedging Activities
      The Company uses derivatives to hedge, fix and cap interest rate risk and accounts for its derivative and hedging activities using SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires all derivative instruments to be carried at fair value on the balance sheet.
      Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, are considered fair value hedges. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Company only engages in cash flow hedges.
      Under cash flow hedges, derivative gains and losses not considered highly effective in hedging the change in expected cash flows of the hedged item are recognized immediately in the consolidated statements of operations. For hedge transactions that do not qualify for the short-cut method, at the hedge’s inception and on a regular basis thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in cash flows of the hedged items and whether they are expected to be highly effective in the future. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction. Cash flow hedges that are considered highly effective are accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
recorded in other comprehensive income within shareholders’ equity. Amounts are reclassified from other comprehensive income to the statements of operations in the period or periods the hedged forecasted transaction affects earnings.

(q)	Comprehensive Income (Loss)
      Comprehensive income (loss) is recorded in accordance with the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income (loss) is comprised of net income, changes in unrealized gains or losses on derivative financial instruments and unrealized gains or losses on available-for-sale securities. Since February 2003, the Company has been entering into derivative agreements to hedge the variability of cash flows related to forecasted interest payments associated with obtaining certain financings in order to fix interest rates and maintain expected returns. The Company incurs a loss on derivative agreements, if interest rates decline, or a gain if interest rates rise, during the period between the derivative inception date and derivative settlement date. Unrealized gains and losses on derivatives are amortized into interest expense in the consolidated statements of operations over the life of the underlying debt.

(r)	Revenue Recognition
      Rental income from leases is recognized on a straightline basis regardless of when payments are due. Certain lease agreements also contain provisions that require tenants to reimburse the Company for real estate taxes, common area maintenance costs and the amortized cost of capital expenditures with interest. Such amounts are included in both revenues and operating expenses when the Company is the primary obligor for these expenses and assumes the risks and rewards of a principal under these arrangements. Under leases where the tenant pays these expenses directly, such amounts are not included in revenues or expenses.
      Deferred revenue represents rental revenue and management fees received prior to the date earned. Deferred revenue also includes rental payments received in excess of rental revenues recognized as a result of straightline basis accounting.

(s)	Sales of Real Estate Properties
      The Company recognizes sales of real estate properties only upon closing, in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” (SFAS No. 66). Payments received from purchasers prior to closing are recorded as deposits. Profit on real estate sold is recognized using the full accrual method upon closing when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale. Profit may be deferred in whole or part until the sale meets the requirements of profit recognition on sales of real estate under SFAS No. 66.

(t)	Rent Expense
      Rent expense is recognized on a straightline basis regardless of when payments are due. Accrued expenses and other liabilities in the accompanying consolidated balance sheets include an accrual for rental expense recognized in excess of amounts currently due. For the years ended December 31, 2005, 2004 and 2003 rent expense related to leasehold interests, which is included in property operating expenses and corporate office space, which is included in marketing, general and administrative expense was $14,947, $9,338 and $3,336, respectively.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(u)	Income Taxes
      The Company has elected to qualify as a REIT under Sections 856-860 of the Internal Revenue Code and intends to remain so qualified. Earnings and profits, which determine the taxability of distributions to shareholders, will differ from net income reported for financial reporting purposes due to differences in cost basis, differences in the estimated useful lives used to compute depreciation, and differences between the allocation of the Company’s net income and loss for financial reporting purposes and for tax reporting purposes.
      The Company has a wholly-owned taxable REIT subsidiary as defined under the Internal Revenue Code. The asset and liability approach is used by the taxable REIT subsidiary to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Valuation allowances are established to reduce net deferred tax assets to the amount for which recovery is more likely than not. During the year ended December 31, 2005, the Company recorded a current and deferred income tax benefit of $505 and $622, respectively. No such benefit or provision was recorded during the year ended December 31, 2004. During the year ended December 31, 2003, the Company had a current and deferred income tax expense of $2,670 and $0, respectively.
      As of December 31, 2005, the taxable REIT subsidiary recorded a deferred tax asset of $622 related to expenses, which are deductible tax purposes in future periods. No valuation allowance was recorded as the Company believes it is more likely than not that the future benefit associated with this deferred tax asset will be realized. The Company also recorded a current tax receivable of $505 related to a refund of taxes paid in prior years. There were no deferred tax assets or liabilities as of December 31, 2004.
      The net book basis of real estate assets exceeds the tax basis by approximately $12,747 and $21,070 at December 31, 2005 and 2004, respectively, primarily due to the difference between the cost basis of the assets acquired and their carryover basis recorded for tax purposes.
      For the year ended December 31, 2005, 92% of the Company’s dividends were characterized as a return of capital. For the year ended December 31, 2004, 33% of the Company’s dividends were characterized as ordinary income and 67% were characterized as a return of capital for federal income tax purposes. For the year ended December 31, 2003, 50% of the Company’s dividends were characterized as ordinary income and 50% were characterized as a return of capital for federal income tax purposes.

(v)	Stock Based Compensation
      SFAS No. 123, “Accounting for Stock-Based Compensation,” permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value based method defined in SFAS No. 123 has been applied. Under APB Opinion No. 25, compensation expense would be recorded on the date of option grant, if the current market price of the underlying stock exceeded the exercise price.
      SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” requires disclosure in both annual and interim financial statements of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As permitted under SFAS No. 148 and SFAS No. 123, the Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure in accordance with the provisions of SFAS No. 148 and SFAS No. 123. Accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements, as all options granted under the plan had an exercise price equal to the market value of the underlying common shares on the date of grant.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company recognizes compensation cost related to restricted share awards on a straightline basis over the respective vesting periods. The following table illustrates the effect on net loss and basic and diluted loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to share-based employee compensation:

	Year Ended December 31,

	2005	2004	2003

Net loss	$(93,615)	$(22,245)	$(18,822)
Add: Total share-based employee compensation expense included in net loss	13,440	5,035	9,318
Deduct: Total share-based employee compensation expense determined under fair value based methods for all awards	(14,966)	(6,987)	(10,408)

Pro forma net loss	$(95,141)	$(24,197)	$(19,912)

Basic and diluted loss per share — as reported	$(0.78)	$(0.22)	$(0.26)

Basic and diluted loss per share — pro forma	$(0.79)	$(0.22)	$(0.27)

      The Securities and Exchange Commission’s (SEC) Office of the Chief Accountant and its Division of Corporation Finance announced the release of Staff Accounting Bulleting No. 107, “Share-Based Payment” (SAB No. 107) in response to frequently asked questions and to provide the SEC staff’s views regarding the application of SFAS No. 123 (revised 2004), “Share-Based Payments” (SFAS No. 123(R)), issued in December 2004. SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations; addresses the staff’s views on the subject of valuation of share-based payment transactions for public companies; and reiterates the importance of disclosures related to share-based payment transactions in the financial statements filed with the SEC.
      SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award (with limited exceptions), eliminating the alternative previously allowed by SFAS No. 123 to use the intrinsic value method of accounting. The grant date fair value will be estimated using option-pricing models adjusted for the unique characteristics of the instruments using methods similar to those required by SFAS No. 123 and currently used by the Company to calculate pro forma net income and earnings per share disclosures. The cost will be recognized ratably over the period during which the employee is required to provide services in exchange for the award.
      The effective date for SFAS No. 123(R) was deferred for public companies to the first annual period beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 123(R) as of January 1, 2006. As a result of adopting SFAS No. 123(R), the Company will recognize as compensation cost in its financial statements the unvested portion of existing options granted prior to the effective date and the cost of stock options granted to employees after the effective date based on the fair value of the stock options at grant date. Based on stock options outstanding at December 31, 2005, compensation expense related to stock option awards will be approximately $82 and $6 for the years ending December 31, 2006 and 2007, respectively.

(w)	Conditional Asset Retirement Obligations
      In March 2005, the FASB issued FIN No. 47, “Accounting for Conditional Asset Retirement Obligations,” (FIN 47). FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation is recognized when incurred — generally upon acquisition, construction, or development and (or) through the normal operation of the asset.
      Pursuant to FIN 47, the Company assessed the cost associated with its legal obligation to remediate asbestos in its properties and recognized the effect of applying FIN 47 as a change in accounting principle by recording the following in connection with the remediation of asbestos: i) a liability for the existing asset retirement obligation of $2,565, adjusted for accretion; ii) an asset retirement cost capitalized as an increase to building of $2,210; and iii) accumulated depreciation on the capitalized cost of $109. The associated accretion expense related to the asset retirement obligation of $355 and the associated depreciation expense related to the adjustment to building of $109 was recorded in the consolidation statement of operations. The accretion and depreciation expense was measured for the time period from the date the liability would have been recognized had the provisions of FIN 47 been in effect when the liability was incurred through December 31, 2005.

(x)	Hurricane Damage
      The Company follows FIN No. 30 “Accounting for Involuntary Conversions of Nonmonetary Assets to Monetary Assets, an interpretation of APB Opinion No. 29” (FIN 30), which clarifies the accounting for involuntary conversions of nonmonetary assets (such as property or equipment) to monetary assets (such as insurance proceeds). FIN 30 states that involuntary conversions of nonmonetary assets to monetary assets are monetary transactions for which gain or loss shall be recognized even though the Company reinvests or is obligated to reinvest the monetary assets in replacement nonmonetary assets.
      When one of the Company’s fully-insured properties located in Chalmette, Louisiana suffered substantial damage from Hurricane Katrina, an involuntary conversion of this nonmonetary asset (property) to a monetary asset (insurance proceeds) occurred. Based on estimates of the damage, the Company recorded a property write-down of $949 during the year ended December 31, 2005. Since the property is fully-insured, the Company recorded the recovery to be received from insurance proceeds of $949 to fully offset the property write-down. The total amount of insurance proceeds to be received less the applicable deductible of approximately $100 is expected to be determined and recorded as a gain in the consolidated statement of operations during the year ending December 31, 2006.
      Other properties in the Company’s portfolio sustained damage from hurricanes in 2005. However, the damage was below the insurance deductibles assigned to each respective property. The aggregate damage sustained on these properties of $1,687 during the year ended December 31, 2005 is included in property operating expenses on the consolidated statements of operations.

(y)	Recent Accounting Pronouncements
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” (SFAS No. 154), which replaces APB Opinion No. 20, “Accounting Changes” (APB Opinion No. 20), and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for accounting for and reporting of a change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, rather than the previous requirement under APB Opinion No. 20 that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 will not have a material effect on the Company’s financial position or results of operations.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Acquisitions and Dispositions
      During the year ended December 31, 2005 and 2004, the Company acquired 286 and 436 properties and leasehold interests, respectively. In addition, the Company purchased 33 parcels of land designated as land held for development during the year ended December 31, 2005. The following table presents the allocation of the net assets acquired and liabilities assumed during the year ended December 31, 2005 and 2004:

	Year Ended December 31,

	2005	2004

Real estate investments, at cost:
Land	$110,175	$221,173
Land held for development	27,504	—
Buildings	531,512	1,005,600
Equipment and fixtures	87,372	180,834
Initial tenant improvements	46,799	167,961
Leasehold interests, net	(3,492)	(1,600)

	799,870	1,573,968
Intangibles and other assets:
In-place leases	93,940	232,650
Customer relationships	36,400	263,714
Above-market lease assets	3,043	7,339
Below-market lease liabilities	(15,310)	(13,509)
Other assets	1,850	—

	119,923	490,194

Total assets	919,793	2,064,162
Mortgage notes assumed, at fair value	(78,645)	(48,072)
Other liabilities assumed	(492)	(5,098)
Minority interest	(2,367)	—
Operating Partnership units issued	—	(35,866)

Cash paid	$838,289	$1,975,126

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents information regarding property and leasehold interests acquired during the years ended December 31, 2005 and 2004:

		Number of
Property/Seller	Date	Buildings(1)	Purchase Price(2)

Koll Development Company, LLC	Jan. 2005	3	$89,224
National City Bank Building	Jan. 2005	1	9,506
Bank of America — West	March 2005	1	24,033
One Montgomery Street	April 2005	1	37,346
801 Market Street	April 2005	1	68,078
Bank of Oklahoma	May 2005	1	20,328
First Charter Bank	May 2005	1	558
Regions Bank	June 2005	111	111,645
Charter One Bank	Various	35	40,714
Household	July 2005	1	24,660
Fireman’s Fund Insurance Company	Aug. 2005	1	283,653
One Citizens Plaza	Oct. 2005	1	60,082
One Colonial Plaza	Nov. 2005	1	25,267
Bank of America Formulated Price Contracts	Various	26	16,047
Wachovia Bank Formulated Price Contracts	Various	101	108,172	(3)
Land	Various	—	480

Total 2005		286	$919,793

State Street Financial Center	Feb. 2004	1	$706,898
Potomac Realty — Bank of America	Feb. 2004	5	9,557
215 Fremont Street and Harborside	June 2004	2	135,806
101 Independence Center	July 2004	1	106,196
Wachovia Bank, N.A.	Sept. 2004	140	510,409
Bank of America, N.A.	Oct. 2004	250	575,776
Bank of America Formulated Price Contracts	Various 2004	12	2,184
Wachovia Formulated Price Contracts	Various 2004	18	11,120
Other	Various 2004	7	6,216

Total 2004		436	$2,064,162

(1)	Includes the assumption of leasehold interests and parking facilities.

(2)	Includes all acquisition costs and the value of acquired intangible assets and assumed liabilities. Excludes non-real estate assets acquired.

(3)	Includes the cash paid for land parcels.
      Pro forma information relating to the acquisition of operating properties is presented below as if these transactions had been consummated on January 1, 2004. These pro forma results are not necessarily indicative of the results which actually would have occurred if the acquisitions had been completed on January 1, 2004, nor does the pro forma financial information purport to represent the results of operations for future periods.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents the pro forma information as if the acquisitions during the years ended December 31, 2005 and 2004 had been consummated on January 1, 2004:

	Year Ended December 31,

	2005	2004

Pro forma revenues	$471,725	$462,017

Pro forma loss from continuing operations	$(90,762)	$(74,334)

Basic and diluted pro forma loss per share from continuing operations	$(0.76)	$(0.70)

      On December 22, 2004, the Company sold a 30% minority ownership interest in State Street Financial Center, resulting in proceeds of $58,974 and a gain of $17,693, net of related transaction costs.
      The following table presents information regarding other property dispositions including land parcels and leasehold interests, completed during the years ended December 31, 2005, 2004 and 2003:

	Number of	Sale
	Buildings and	Proceeds,
	Land Parcels(1)	Net	Gain(2)

Total 2005	143	$124,643	$21,790
Total 2004	57	185,898	11,488
Total 2003	45	33,980	8,407

(1)	Includes the sale of five parcels of land and eight leasehold interest terminations during the year ended December 31, 2005, the sale of two parcels of land and seven leasehold terminations during the year ended December 31, 2004 and seven leasehold terminations during the year end December 31, 2003.
(2)	Net of provision for income taxes and allocation of minority ownership interest.

(4)	Indebtedness
      The Company had four types of financings in place as of December 31, 2005 and 2004, which include mortgage notes payable, a secured credit facility, convertible senior notes, and an unsecured credit facility. The weighted average effective interest rate on these borrowings was 5.8%, 5.0% and 5.7% for the years ended December 31, 2005, 2004 and 2003, respectively. The fair value of these borrowings, calculated by comparing the outstanding debt to debt with similar terms at current interest rates, was $3,289,984 and $2,710,911 as of December 31, 2005 and 2004, respectively.
      The Company’s secured financing agreements contain various financial and non-financial covenants customarily found in these types of agreements, as well as a requirement that certain individual properties or property portfolios maintain a minimum debt service coverage ratio, as defined, typically of 1.1 to 1.0, calculated at the end of each quarter using a trailing 12-month period. The lender related to the secured credit facility has the right to reassess the ratio from time to time and may require the Company to pledge additional collateral or repay a portion of the principal outstanding under this facility.
      The unsecured credit facility also contains customary financial covenants. The original terms included a minimum debt service coverage ratio for the Company of 1.2 to 1.0 through June 30, 2005, increasing to 1.3 to 1.0, thereafter. In June 2005, the terms of the unsecured credit facility were amended to maintain this ratio at 1.2 to 1.0. This facility also includes maximum levels of i) indebtedness as a percentage of the Company’s total assets of 70%, ii) secured recourse debt as a percentage of the Company’s total assets of 5%, iii) investment in any non-wholly owned entity as a percentage of the Company’s total assets of 20% and iv) investment in any mortgages, notes, accounts receivable, or notes receivable as a percentage of the Company’s total assets of 15%. In June 2005, the Company’s covenant obligations under the unsecured facility were modified to maintain the existing covenants through the term of the agreement.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2005 and 2004, the Company was in compliance with all such covenants.

(a)	Mortgage Notes Payable
      The following is a summary of mortgage notes payable as of December 31, 2005 and 2004:

	Encumbered
	Properties	Balance	Interest Rates	Maturity Dates

Fixed-rate mortgages	699	$2,553,118	4.1% to 8.8%	May 2006 to June 2024
Variable-rate mortgages	11	145,087	5.7% to 6.3%	June 2006 to Nov. 2023

Total mortgage notes payable	710	2,698,205

Unamortized debt premiums and discounts		3,080
Mortgage notes payable related to assets held for sale	5	(233,689)

Balance, December 31, 2005		$2,467,596

Fixed-rate mortgages	356	$1,582,185	4.0% to 8.8%	May 2006 to Dec. 2023
Variable-rate mortgages	144	425,041	3.6% to 4.7%	Oct. 2011 to June 2024

Total mortgage notes payable	500	2,007,226

Unamortized debt premiums and discounts		3,208
Mortgage notes payable related to assets held for sale	3	(1,880)

Balance, December 31, 2004		$2,008,554

      Principal payments due on the mortgage notes payable as of December 31, 2005 are as follows:

2006	$161,276
2007	111,641
2008	61,413
2009	117,588
2010	134,131
2011 and thereafter	2,112,156

Total	$2,698,205

(b)	Secured Credit Facility
      The Company entered into a $300,000 secured credit facility in July 2003. During the year ended December 31, 2004, the Company negotiated a temporary increase in the maximum amount available under this facility from $300,000 to $400,000, which expired in March 31, 2005, to accommodate the acquisition of the Bank of America, N.A. portfolio purchased in October 2004. In September 2005, the Company executed a renewal of this credit facility, expanding the maximum available under the facility to $400,000, extending the term to October 2008 and paid a related financing fee of $3,740.
      Advances under this facility must be repaid within 18 months of the date of the borrowing. Advances are made in the aggregate principal amount of up to 80% of the lesser of either (i) the maximum amount of subsequent debt financing that can be secured by the properties that the Company acquires with borrowings under this facility or (ii) the acquisition cost of such properties. This facility bears interest at a rate of LIBOR plus either (i) with respect to conduit properties, 1.75%, or (ii) with respect to credit tenant lease properties, an amount, ranging from 1.25% to 2.50%, based on the credit rating of the tenant(s) in the property being financed by the proceeds of the specific advance. From February 1, 2005 to March 3, 2005, the interest rate on this facility was temporarily reduced to LIBOR in anticipation of

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the repayment of the then outstanding advances with the proceeds of a long-term financing secured by properties in the portfolio purchased from Bank of America, N.A. in October 2004.
      As of December 31, 2005, the Company had $171,265 of advances outstanding under this facility, secured by 184 properties, with an interest rate of LIBOR plus 1.75% (6.11% at December 31, 2005). As of December 31, 2004, the Company had $270,000 of advances outstanding under this facility, secured by 236 properties in the portfolio acquired from Bank of America, N.A. in October 2004, with an interest rate of LIBOR plus 1.50% (3.89% at December 31, 2004).

(c)	Convertible Senior Notes
      During the year ended December 31, 2004, the Company completed, through a private offering, the issuance of $450,000 of convertible senior notes and received proceeds of $434,030, net of discount and financing costs. The convertible senior notes are senior unsecured obligations, mature on July 9, 2024 and bear interest at a rate of 4.375%.
      The Company cannot redeem the convertible notes before July 20, 2009. All or a portion of the notes can be redeemed by the Company at any time after July 20, 2009 at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest through the date of redemption. The note holders may require the Company to repurchase all or a portion of their respective notes on July 15, 2009, 2014 and 2019 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash. The note holders are entitled to convert the notes into common shares prior to their maturity date if, among other circumstances, the closing sale price of the Company’s common shares for at least 20 trading days in a period of 30 consecutive trading days (ending on the last day of the fiscal quarter preceding the quarter in which the conversion occurs) is more than 120% of the applicable conversion price on the 30th trading day. As of the initial closing of the offering of the notes on July 9, 2004, the initial conversion price per share was $17.84, which is subject to adjustment upon certain events, including, but not limited to, the issuance to all holders of common shares of (i) additional common shares as a dividend, (ii) certain rights, warrants or options entitling them to subscribe for, or purchase common shares, or (iii) cash dividends or cash distributions exceeding $0.25 per quarter. As a result of the Company declaring dividends exceeding $0.25, the conversion price per share was adjusted immediately after each record date. As of December 31, 2005 and 2004, the conversion price per share was $17.74 and $17.82, respectively. On December 16, 2005, the Company declared a dividend of $0.27, which resulted in an adjustment to the conversion price per share to $17.71 on January 1, 2006.
      In October 2004, the Emerging Issues Task Force of the FASB ratified Issue No. 04-8, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effects on Diluted Earnings per Share” (EITF Issue No. 04-8). EITF Issue No. 04-8 requires the inclusion of convertible shares for contingently convertible debt in the calculation of diluted earnings per share using the if-converted method, regardless of whether the contingency has been met. In response to EITF Issue No. 04-8, the Company entered into a Second Supplemental Indenture to the Indenture for the convertible senior notes pursuant to which it irrevocably elected to satisfy the conversion obligation with respect to the principal amount of any notes surrendered for conversion with cash. As a result of this election, EITF Issue No. 04-8 requires the Company to include in its calculation of fully diluted earnings per share only those common shares issuable in satisfaction of the aggregate conversion obligation in excess of the aggregate principal amount of notes outstanding. The inclusion of any such shares would cause a reduction in the Company’s fully diluted earnings per share for any periods in which such shares are included. Volatility in the Company’s share price could cause such common shares to be included in the Company’s fully diluted earnings per share calculation in one quarter and not in a subsequent quarter, thereby increasing the volatility of the Company’s fully diluted earnings per share. As a result of applying EITF Issue No. 04-8, no shares have been included in the calculation of earnings per share.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d)	Unsecured Credit Facility
      The Company maintains a $60,000 unsecured credit facility for general corporate purposes, established in September 2004. This facility has an initial term of two years, expiring in September 2006, and bears interest at different rates depending upon the Company’s designation at the time of borrowing of the advance as a Eurodollar Rate Loan or a Base Rate Loan. If the Company designates the advance as a Eurodollar Rate Loan then the advance bears interest at LIBOR plus 2.00%. If the Company designates the advance as a Basic Rate Loan then the advance bears interest at the greater of (i) the Prime Rate plus 1%, or (ii) the Federal Funds Rate plus 1.50%.
      The unsecured credit facility maintains a $60,000 sub-limit for letters of credit, increased from $50,000 in June 2005. As of December 31, 2005, the Company had $56,353 of letters of credit outstanding and no advances under this facility. As of December 31, 2004, the Company had $21,862 of letters of credit outstanding and no advances under this facility. These letters of credit are primarily used to secure payments under leasehold interests and are issued to utility companies in lieu of a cash security deposits to establish service.

(5)	Derivative Instruments and Other Financing Arrangements
      Since February 2003, the Company has been entering into derivative agreements to hedge the variability of cash flows related to forecasted interest payments associated with obtaining certain financings in order to fix interest rates and maintain expected returns. The Company incurs a loss on derivative agreements, if interest rates decline, or a gain if interest rates rise, during the period between the derivative inception date and derivative settlement date. These gains and losses have been recorded in other comprehensive income, as these derivatives were highly effective. Since February 2003, the Company has incurred a net loss aggregating $11,464 relating to terminating these agreements in connection with the closing of the respective financings. The gains and losses incurred during the years ended December 31, 2005 and 2004 are summarized below:
      In March 2004, the Company entered into an agreement designed to straightline the variability of cash payments relating to the rents received under certain leases in the Pitney Bowes-Wachovia portfolio. This agreement ends in August 2010, coterminous with the end of the leases. The monies received and paid related to this agreement are recorded in deferred revenue on the consolidated balance sheet. As of December 31, 2005 and 2004, the Company had a liability of $3,569 and $1,253, respectively related to this agreement.
      In July 2004, the Company entered into a forward treasury lock agreement with an aggregate notional amount of $131,000. These derivatives were designated as a hedge of the variability of cash flows related to forecasted interest payments associated with the financing of a $133,900 mortgage note payable secured by 215 Fremont Street. In July 2004, the Company incurred a loss of approximately $1,436 when the treasury lock agreement was terminated in connection with the closing of the related mortgage note payable. This loss is recorded in accumulated other comprehensive income (loss) and is being reclassified to earnings over the term of the new debt instrument.
      In connection with the sale of a 30% minority interest in State Street Financial Center in December 2004, the Company agreed to cap the minority interest purchaser’s maximum interest rate at 4.28% as it relates to the portion of the $50,000 of mezzanine debt assumed by the minority interest purchaser for a five-year period. Therefore, all interest expense over 4.28% is the Company’s responsibility. The mezzanine debt bears interest at a rate of LIBOR plus 1.83% (6.19% at December 31, 2005). The Company determined the initial fair value of this interest rate cap liability to be $1,150 and recorded it as a reduction of the gain recognized as a result of the minority interest disposition. The Company intends to prepay the mezzanine debt in October 2006 and obtain new financing, however the Company’s obligation

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to cap the rate on the new debt will continue for the five year period. As of December 31, 2004, the Company had a liability of $1,150 related to this agreement. In June 2005, the Company purchased an interest rate cap for $1,060 to effectively hedge the risk associated with the cap the Company had provided to the minority interest purchaser. As of December 31, 2005, the fair value of the asset related to the purchased cap and the liability associated with the given cap were both $1,307. Changes in the fair value of this asset and liability are included in interest expense in the consolidated statement of operations.
      In June 2005, the Company entered into a forward-starting interest rate swap with an aggregate notional amount of $175,000. This derivative was designated as a hedge of the variability of cash flows relating to forecasted interest payments associated with the $190,000 of financing for the acquisition of an office complex leased by Fireman’s Fund Insurance Company, which was completed in August 2005. The Company terminated the swap upon the completion of the acquisition and related financing and received $4,771 from the counter party from the net cash settlement of the derivative position in August 2005, due to the increase in market rates since the derivative inception date in June 2005. This amount was recorded in accumulated other comprehensive income (loss) and is being reclassified as a reduction to interest expense over the term of the mortgage payable.
      During the years ended December 31, 2005, 2004 and 2003, the Company reclassified approximately $2,773, $1,625 and $258 of accumulated other comprehensive income (loss) to interest expense, respectively. These amounts are included in the consolidated statements of shareholders’ equity and comprehensive income (loss) as a component of the reclassification adjustment for losses reclassified into operations. Over the next 12 months, the Company expects to reclassify $994 to interest expense as the underlying hedged items affect earnings, such as when the forecasted interest payments occur.

(6)	Shareholders’ Equity
      On May 9, 2005, the Company closed an underwritten public offering of 16,750,000 common shares of beneficial interest and granted the underwriters in the offering the right to purchase up to 2,512,500 additional common shares to cover any over-allotments. The aggregate net proceeds from this offering (after underwriting discounts and commissions and other offering costs) were approximately $242,841. The Company used the aggregate net proceeds to acquire additional properties, as described in the prospectus relating to the offering and other properties identified after the offering.
      On June 30, 2003, the Company completed its initial public offering through the issuance of 64,142,500 common shares of beneficial interest. The Company received net proceeds of $740,896, after payment of $60,885 in offering expenses including underwriters’ discounts and commissions.

(7)	Employee Benefits

401(k) Plan
      The Company has established and maintained a retirement savings plan under section 401(k) of the Internal Revenue Code (IRC). The 401(k) plan allows eligible employees, as defined within the plan, to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. The Company matches each eligible employees’ annual contributions, within prescribed limits, in an amount equal to 100% of the first 3% of employees’ salary reduction contributions plus 50% of the next 2% of employees’ salary reduction contributions. Matching contributions of the Company vest immediately. The expense associated with the Company’s matching contribution was $300, $191 and $120 for the years ended December 31, 2005, 2004 and 2003, respectively, and is included within general and administrative expenses in the accompanying consolidated statements of operations.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Executive Retirement Plan
      The Company has established a non-qualified Supplemental Executive Retirement Plan (SERP) in which the Company’s President, Chief Executive Officer and Vice Chairman of the board of trustees is a participant. The benefit payable under the SERP is based on a specified percentage of each participant’s average annual compensation, as defined within the plan, while employed with the Company. Participants may begin to receive SERP payments once they have attained the later of age 60 or retirement. Benefits paid under the SERP are for life with 10 years of guaranteed payments and terminate upon the participant’s death. The Company estimated the expected aggregate payout under the SERP based on life expectancy, calculated the present value of the expected aggregate payout using a discount rate of 6.5% and estimated the amount necessary to fund the SERP over the initial five years, after which it was assumed that interest income would accumulate to fund the remaining payout. The expense associated with the SERP obligation over each of the first five years was determined using an effective interest rate method. The SERP expense was $292, $307 and $431 for the years ended December 31, 2005, 2004 and 2003, respectively, and is included within general and administrative expenses in the accompanying consolidated statements of operations.

2002 Equity Incentive Plan
      The Company established the 2002 Equity Incentive Plan (Incentive Plan) that authorized the issuance of up to 3,125,000 options to purchase common shares and 1,500,000 restricted shares. The Incentive Plan was amended in 2003 to allow for the issuance of an aggregate of 11,375,000 common shares and common share equivalents. The terms and conditions of the option awards are determined by the board of trustees. Options are granted at the fair market value of the shares on the date of grant. The options vest and are exercisable over periods determined by the Company, but in no event later than 10 years from the grant date.
      The following table summarizes option activity for the Company for the period from January 1, 2003 to December 31, 2005:

		Weighted
	Number of	Average	Aggregate	Grant Price Range
	Shares Issuable	Exercise	Exercise
	Upon Exercise	Price	Price	From	To

Balance, January 1, 2003	2,812,625	$10.06	$28,306	$10.00	$11.65
Options granted	221,000	13.14	2,905	11.25	14.98
Options cancelled	(3,750)	10.00	(38)	10.00	10.00
Options exercised	(37,812)	10.00	(378)	10.00	10.00

Balance, December 31, 2003	2,992,063	10.29	30,795	10.00	14.98
Options cancelled	(23,437)	10.00	(234)	10.00	10.00
Options exercised	(748,946)	10.08	(7,552)	10.00	11.65

Balance, December 31, 2004	2,219,680	10.37	23,009	10.00	14.98

Options exercised	(186,524)	10.00	(1,865)	10.00	10.00

Balance, December 31, 2005	2,033,156	$10.40	$21,144	$10.00	$14.98

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes stock options outstanding as of December 31, 2005:

		Weighted
		Average	Weighted		Weighted
		Remaining	Average	Number of	Average
	Number of Shares	Contractual	Exercise	Options	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$10.00 to $11.65	1,812,156	6.7 years	$10.06	1,530,297	$10.08
$12.10 to $14.98	221,000	7.4 years	$13.14	148,625	$13.07
      There were no options granted during the years ended December 31, 2005 and 2004. The weighted average fair value of each option granted during the year ended December 31, 2003 ranges from $0.19 to $0.33 and was estimated on the grant date using the Black-Scholes options pricing model using the following assumptions:

Expected life (in years)	5
Risk-free interest rate	3.25% to 4.21%
Volatility	10.00%
Dividend yield	7.50%
      During the years ended December 31, 2005, 2004 and 2003, compensation expense related to restricted stock grants was $10,411, $9,078 and $3,361, respectively. In addition, pursuant to the severance agreements of two senior officers and one senior officer, the Company incurred a charge of $3,029 and $1,195 during the years ended December 31, 2005 and 2004, respectively, related to the accelerated vesting of restricted stock grants and the issuance of other equity instruments. The following table summarizes restricted share grant activity for the years ended December 31, 2005, 2004 and 2003:

		Share Price
	Shares	at Grant	Vesting
Date of Grant	Granted	Date	Period(1)

July 1, 2003	1,141,000	$12.50	3 years
September 29, 2003	219,000	14.15	3 years
October 1, 2003	28,500	14.24	4 years
January 1, 2004	149,000	16.95	3 years
January 2, 2004	442,730	16.95	4 years
March 31, 2004	27,500	16.95	3 years
June 6, 2004	12,229	14.31	4 years
January 4, 2005	520,516	15.80	4 years
April 15, 2005	16,700	15.22	4 years
April 27, 2005	16,000	15.30	4 years
May 24, 2005	19,481	15.50	3 years
June 15, 2005	11,249	15.88	3 years
October 17, 2005	6,000	13.59	3 years

	2,609,905

(1)	Restricted stock vests 33% on the one-year anniversary of the date of grant and then quarterly thereafter until fully vested for restricted share grants that have a three year vesting period. Restricted stock vests 25% on the one-year anniversary of the date of grant and then quarterly thereafter until fully vested for restricted share grants that have a four year vesting period.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In May 2003, the Company’s board of trustees approved the 2003 Outperformance Plan (OPP). The OPP is performance-based, utilizing total return to shareholders as the measurement criteria. Rewards under the OPP consist of annual cash awards and a three year restricted share award. Award amounts determined under the OPP represent a percentage of the value created for shareholders in excess of established performance thresholds. The OPP is a three-year plan with an effective date of January 1, 2003. The aggregate amount of the award was determined at the end of the three-year term on January 1, 2006 to be $2,014 for the cash component and $0 for the contingent restricted stock component. The Company measured and recorded compensation expense over the service period in accordance with the provisions of APB No. 25 and FIN 28 based upon an interim estimate of the reward. No expense related to the OPP was recorded during year ended December 31, 2005. Under variable plan accounting treatment, during the year ended December 31, 2004, the Company reversed the expense related to the contingent restricted share component of the OPP of $5,238, which was recorded in the year ended December 31, 2003. During the year ended December 31, 2003, the Company recorded $2,014 of expense related to the cash component of the OPP.

(8)	Net Income (Loss) Per Share
      The following is a reconciliation of the numerator and denominator of the basic and diluted net income (loss) per share computations for the years ended December 31, 2005, 2004 and 2003:

	Basic and Diluted
	Year Ended December 31,
	2005	2004	2003
Loss from continuing operations	$(87,450)	$(46,148)	$(25,097)
Less: Dividends on unvested restricted share awards	1,396	1,799	942

Loss from continuing operations	$(88,846)	$(47,947)	$(26,039)
(Loss) income from discontinuing operations	$(6,165)	$23,903	$6,275
Weighted average common shares and common share equivalents outstanding	121,171,897	108,117,197	74,838,001
Loss per share from continuing operations	$(0.73)	$(0.44)	$(0.35)
(Loss) income per share from discontinued operations	$(0.05)	$0.22	$0.09
      Diluted income (loss) per share assumes the conversion of all common share equivalents into an equivalent number of common shares, if the effect is not dilutive. The following share options and unvested restricted shares, both computed under the treasury stock method, and the weighted average Operating Partnership units were excluded from the diluted loss per share computations as their effect would have been antidilutive for the years ended December 31, 2005, 2004 and 2003:

	Year Ended December 31,

	2005	2004	2003

Share options	574,296	711,557	727,028
Unvested restricted shares(1)	500,859	741,932	1,378,401
Operating Partnership units	3,408,526	5,234,776	4,575,660

Total shares excluded from diluted loss per share	4,483,681	6,688,265	6,681,089

(1)	Includes shares that are contingently issuable under the OPP during the year ended December 31, 2003.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(9)	Accumulated Other Comprehensive Loss
      The following table reflects components of accumulated other comprehensive loss for the years ended December 31, 2005, 2004 and 2003:

	Unrealized Gains
	(Losses) on
	Residential	Unrealized Gains	Interest Rate	Accumulated
	Mortgage Backed	(Losses) on	Hedges on	Other
	Securities and	Available for	Mortgage	Comprehensive
	Hedge	Sale Securities	Notes Payable	Loss

Balance, January 1, 2003	$(4,345)	$(133)	$—	$(4,478)
Change during year	(4,060)	(616)	(14,799)	(19,475)
Reclassification adjustments into statements of operations	8,851	388	258	9,497
Minority interest	(446)	17	665	236

Balance, December 31, 2003	—	(344)	(13,876)	(14,220)
Change during year	—	(438)	(1,436)	(1,874)
Reclassification adjustments into statements of operations	—	409	1,625	2,034
Minority interest	—	(18)	(210)	(228)

Balance, December 31, 2004	$—	$(391)	$(13,897)	$(14,288)

Change during year	—	(126)	4,771	4,645
Reclassification adjustments into statements of operations	—	530	2,773	3,303
Minority interest	—	(13)	(268)	(281)

Balance, December 31, 2005	$—	$—	$(6,621)	$(6,621)

(10)	Discontinued Operations and Assets Held for Sale
      The Company follows SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144) and separately classifies properties held for sale in the consolidated balance sheets and consolidated statements of operations. In the normal course of business, changes in the market may compel the Company to decide to classify a property as held for sale or reclassify a property that is designated as held for sale back to held for investment. In these situations, in accordance with SFAS No. 144, the property is transferred to held for sale or back to held for investment at the lesser of fair value or depreciated cost. Properties classified as held for sale as of December 31, 2005 are classified as such in the consolidated statement of operations for all periods presented for purposes of comparability.
      During the year ended December 31, 2005, the Company sold 82 properties, in separate transactions, and 48 properties in bulk transactions, for net sales proceeds of $120,778. The sales transactions resulted in a net gain of approximately $20,194, after minority interest of $562 for the year ended December 31, 2005, which was reported in discontinued operations.
      During the year ended December 31, 2004, the Company sold 48 properties, in separate transactions for net sales proceeds of $185,122. The sales transactions resulted in a net gain of approximately $11,410, after minority interest of $374. An income tax provision was not required for the year ended December 31, 2004 because the gains realized were offset by other net losses of the taxable REIT subsidiary, which was reported in discontinued operations.
      During the year ended December 31, 2003, the Company sold 38 properties in separate transactions for net sales proceeds of $33,980. The sales transactions resulted in a net gain of approximately $8,407 after minority interest of $382 and an income tax provision of $2,670, which was reported in discontinued operations.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In accordance with the provisions of SFAS No. 144, the Company had classified 52 and 64 properties as held for sale as of December 31, 2005 and 2004, respectively. The following table summarizes information for these properties:

	December 31,

	2005	2004

Assets held for sale:
Real estate investments, at cost:
Land	$45,694	$16,105
Buildings	234,195	66,071
Equipment and fixtures	37,693	12,855

Total real estate investments, at cost	317,582	95,031
Less accumulated depreciation	(22,004)	(2,502)

	295,578	92,529
Intangible assets, net	35,929	4,927
Other assets, net	9,831	4,371

Total assets held for sale	341,338	101,827

Liabilities related to assets held for sale:
Mortgage notes payable	233,689	1,880
Accrued expenses	6,320	3,979
Below-market lease liabilities, net	177	1,580
Deferred revenue	3,459	445
Tenant security deposits	20	88

Total liabilities related to assets held for sale	243,665	7,972

Net assets held for sale	$97,673	$93,855

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     During the nine months ended September 30, 2006, the Company sold or held for sale 57 investment properties owned by the Company which did not meet the Company’s criteria to be classified as held for sale as of December 31, 2005. The results of operations from such properties have been reclassified as income from discontinued operations for the years ended December 31, 2005, 2004 and 2003 in the consolidated statements of operations. The effect of the reclassifications resulted in a decrease to income from discontinued operations of $6,846 for the year ended December 31, 2005 and an increase to income from discontinued operations of $13 and $21,637 for the years ended December 31, 2003 and 2004, respectively.
     The following operating results of the properties held for sale as of December 31, 2005, 2004 and 2003 and the properties sold during the years ended December 31, 2005, 2004 and 2003, as well as the operating results for the properties sold during the nine months ended September 30, 2006 or held for sale as of September 30, 2006, are included in discontinued operations for all periods presented:

	Year Ended December 31,
	2005	2004	2003
Operating results:
Revenues	$133,144	$96,999	$25,063
Operating expenses	64,409	40,934	12,734
Impairment loss	3,441	3,562	1,551
Interest expense	48,272	22,266	3,131
Depreciation	45,845	31,943	9,876
Loss from operations before minority interest	(28,823)	(1,706)	(2,229)
Minority interest	3,031	127	97
Loss from operations, net	(25,792)	(1,579)	(2,132)
Yield maintenance fees	(583)	(3,163)	—
Minority interest	16	103	—
Yield maintenance fees, net	(567)	(3,060)	—
Gain on disposals, net of income taxes	20,756	29,477	8,789
Minority interest	(562)	(935)	(382)
Gain on disposals, net	20,194	28,542	8,407
Income from discontinued operations	$(6,165)	$23,903	$6,275
      Cash flows associated with discontinued operations have not been segregated in the consolidated statements of cash flows.

(11)	Leasing Agreements
      The Company’s properties are leased and subleased to tenants under operating leases with expiration dates extending to the year 2030. These leases generally contain rent increases and renewal options. Future minimum rental payments under noncancelable leases excluding reimbursements for operating expenses as of December 31, 2005 are as follows:

2006	$409,108
2007	405,620
2008	399,466
2009	392,429
2010	374,302
2011 and thereafter	3,088,923

Total	$5,069,848

      As of December 31, 2005, the Company leased bank branches and office buildings from third parties with expiration dates extending to the year 2085 and has various ground leases with expiration dates extending through 2087. These lease obligations generally contain rent increases and renewal options.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Future minimum lease payments under non-cancelable operating leases as of December 31, 2005 are as follows:

2006	$17,520
2007	17,617
2008	17,402
2009	17,302
2010	16,836
2011 and thereafter	195,416

Total	$282,093

(12)	Transactions with Related Parties
      On October 31, 2005, the Company acquired the remaining 11% limited partnership minority interest in the entity that owns 123 South Broad Street property in Philadelphia, PA. The purchase price of the remaining 11% limited partnership minority interest of $3,034 was paid through the issuance of units in the Company’s Operating Partnership. The parties to the contribution agreement included Nicholas S. Schorsch, our President, Chief Executive Officer and Vice Chairman of the board of trustees, and Meadow Court Trust, a trust controlled by Mr. Schorsch’s spouse, Shelley D. Schorsch. Mr. Schorsch and Meadow Court Trust owned 5.01% and 0.81% of the limited partnership interest, respectively, and received 135,962 and 21,982 limited partnership units in the Operating Partnership, respectively, for their interests.
      The Company previously provided management and other services to entities affiliated with the Company’s President, Chief Executive Officer and Vice Chairman of the board of trustees. Total revenue received by the Company from these affiliated entities was approximately $135 for the year ended December 31, 2003. Such amounts are included in interest and other income in the accompanying consolidated statements of operations. No such services were provided by the Company to these affiliated entities during the years ended December 31, 2005 and 2004.
      The Company leases space in two office buildings from real estate partnerships controlled by the Company’s President, Chief Executive Officer and Vice Chairman of the board of trustees and his spouse. Total rent payments under these office leases were approximately $165, $156, and $111 for the years ended December 31, 2005, 2004 and 2003, respectively. One lease expires in July 2009 and has aggregate annual minimum rent of $75 and the other lease has an aggregate annual minimum rent of $99 and expires in 2008. Both leases are subject to annual rent increases of the greater of 3.0% or the change in the Consumer Price Index. These amounts are included in general and administrative expenses in the accompanying consolidated statements of operations.
      A former officer of the Company owns a one-third interest in a leasing company that provided leasing services. Leasing commissions charged to expense related to these services were approximately $241, $261, $258 for the years ended December 31, 2005, 2004 and 2003, respectively.
      On September 30, 2003, pursuant to the exercise of a purchase option, the Company acquired all of the ownership interests of First States Wilmington JV, L.P. (FSW), the beneficial owner of Three Beaver Valley. Total consideration paid by the Company for the FSW interests was $51,768, of which $44,830 consisted of the assumption of variable rate debt. The remaining consideration consisted primarily of units in the Company’s Operating Partnership and cash. Prior to the acquisition, FSW was controlled by the Company’s President, Chief Executive Officer and Vice Chairman of the board of trustees. Concurrent with this acquisition, the Company terminated the agreement with the existing property management company, which was wholly owned by the Company’s President, Chief Executive Officer and Vice Chairman of the board of trustees. The obligation resulting from this termination was approximately $150.

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A former member of the Company’s board of trustees is Head of Investment Banking at Friedman Billings Ramsey & Co., Inc. (FBR). FBR served as underwriter and placement agent in connection with the Company’s September 2002 private placement and served as co-lead manager of the Company’s June 2003 initial public offering of common shares. The Company paid FBR $25.9 million and $18.8 million in connection with the private placement and initial public offering of common shares, respectively. The Company and FBR entered into an Intellectual Property Contribution and Unit Purchase Agreement as of May 24, 2002 pursuant to which FBR contributed certain intellectual property and other in-kind capital in exchange for the issuance of 750,000 Operating Partnership units. FBR Investment Management, Inc., an affiliate of FBR, received investment advisory fees based on the month-end balance invested in the residential mortgage-backed securities investment account. Total fees paid for such services were $442 for the year ended December 31, 2003. No such fees were paid during the years ended December 31, 2005 and 2004. Under the terms of an engagement letter, FBR provided customary investment banking and financial advisory services through June 30, 2004.

(13)	Commitments and Contingencies
      On June 25, 2004, the Company entered into an agreement to sublease from Charles Schwab and Co., Inc. (Schwab) approximately 288,000 square feet of vacant space in Harborside, a Class A office building in Jersey City, New Jersey, and to assume certain management functions over an additional approximately 306,000 square feet of space in the same building that is also leased to Schwab but has been subleased by Schwab to third party tenants. In the event that any of the existing subtenants default on their leases (and the space thereafter becomes available), or any existing subtenants fail to renew their leases upon expiration, the Company has agreed to sublease this additional space from Schwab. All of the Company’s subleases with Schwab will terminate in September 2017, the same date that Schwab’s leases with the ultimate owner terminate. In exchange for the agreements described above, Schwab paid the Company a sublease management and standby subtenant fee of approximately $11,541. Additionally, Schwab will provide a rent credit against the Company’s initial sublease obligations, payable through December 31, 2007, totaling approximately $40,028, including $15,612 of payments made through December 31, 2005. The sublease management fee and rent credit will be ratably recognized as income and a reduction to rent expense, respectively, over the terms of the agreements. As security for the Company’s obligation under the sublease management, subtenant and standby subtenant agreements, the Company must provide Schwab with an irrevocable, standby letter of credit, which will increase concurrently with each rent credit and sublease management fee payment made by Schwab up to $51,569 and then will decrease over the term of the Company’s obligation through September 2017. As of December 31, 2005, the standby letter of credit had a face amount of $27,153.
      As of December 31, 2005, we had approximately $38,668 in pending acquisitions under contract or letters of intent and $54,119 in pending acquisitions under outstanding notifications under formulated price contracts. Since formulated price agreements require the Company, with limited exceptions, to purchase all bank branches, subject to notification, that the counter parties determine to be surplus properties, the total contractual obligation under these agreements is not quantifiable. The Company is required to purchase properties at a formulated price typically based on the fair market value of the property as determined through an independent appraisal process, which values the property based on its highest and best use and its alternative use, and then applies a negotiated discount. Under these agreements, the Company is also required to assume the rights and obligations of the financial institution under leases pursuant to which the financial institution leases surplus bank branches. The Company assumes the obligations to pay rent under these leases. In exchange, the Company receives an amount typically equal to 25% to 35% of the future rental payments due under the leasehold interest acquired. Current agreements are renewable on an annual basis, and may be terminated upon 90 days prior written notice. The purchase of these properties or assumption of the leasehold interests is done on an “as-is” basis; however, the

AMERICAN FINANCIAL REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company is not required to acquire properties with certain environmental or structural problems or with defects in title that render the property either unmarketable or uninsurable at regular rates or that materially reduce the value of the property or materially impair or restrict its contemplated use. If the Company subsequently discovers issues or problems related to the physical condition of a property, zoning, compliance with ordinances and regulations, or other significant problems, the Company typically has no recourse against the seller and the value of the property may be less than the amount paid for such property. Should the Company default on its purchase obligation, the Company would forfeit its initial deposit and any supplemental deposits made with the financial institution. In addition, with respect to the assumption of leasehold interests, the Company would be liable for any rental payments due under the leasehold interests. At December 31, 2005 and 2004, total deposits of $384 and $153, respectively, were held with financial institutions and included in prepaid expenses and other assets in the accompanying consolidated balance sheets. These deposits will be returned to the Company at the expiration date of the respective agreements.
      The Company may be subject to claims or litigation in the ordinary course of business. When identified, these matters are usually referred to the Company’s legal counsel or insurance carriers. In the opinion of management, at December 31, 2005, there are no outstanding claims against the Company that would have a material adverse effect on the Company’s financial position or results of operations.

(14)	Summary Quarterly Results (Unaudited)
      The following is a summary of interim financial information as previously reported (in thousands, except per share data):

Year Ended December 31, 2005	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Total revenues	$124,764	$133,224	$146,572	$141,364
Net loss	(22,142)	(25,151)	(25,359)	(20,964)
Loss allocated to common shares	(22,142)	(25,151)	(25,359)	(20,964)
Basic and diluted loss per share	$(0.20)	$(0.21)	$(0.20)	$(0.17)

Year Ended December 31, 2004	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Total revenues	$62,965	$72,381	$81,739	$121,797
Net loss	(4,255)	(1,689)	(9,955)	(6,346)
Loss allocated to common shares	(4,255)	(1,689)	(9,955)	(6,346)
Basic and diluted loss per share	$(0.05)	$(0.02)	$(0.09)	$(0.06)
      During the second quarter of 2004 the Company reversed a previously recorded expense of approximately $4,263 related to the contingent restricted share component of the 2003 OPP.

(15)	Subsequent Events
      In February 2006, the Company entered into an agreement of sale to sell five 100% occupied, net leased properties for a sale price of $301,000, before transactions and closing costs. The properties to be sold by the Company include 215 Fremont Street, San Francisco, California, which is leased to Charles Schwab & Co., Inc., Condominium Unit #1 at 123 S. Broad Street, Philadelphia Pennsylvania, which is leased to Wachovia Bank, N.A. and three operations centers located in Meridian, Idaho, Louisville, Kentucky and McLeansville, North Carolina, which are leased to Citicorp North America, Inc. These five properties are classified as held for sale in the accompanying consolidated balance sheets and statements of operations at December 31, 2005. The transaction is expected to close early in the second quarter 2006.